Exhibit 10.2

FGI Industries, Ltd.

2021 EQUITY INCENTIVE PLAN

Performance Stock Unit Award Agreement

(Directors)

FGI Industries, Ltd. (the “Company”), pursuant to its 2021 Equity Incentive Plan (the “Plan”), hereby grants an award of Performance Stock Units to you, the Participant named below. The terms and conditions of this Award are set forth in this Performance Stock Unit Award Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. Any capitalized term that is used but not defined in this Agreement shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant: [⚫]
Performance Period: [⚫]
Scheduled Vesting Date: [⚫]
Target No. of Performance Units: [⚫]	Maximum Number of Performance Units: [⚫]
Performance Metric: See Exhibit A	Grant Date: [⚫]

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding this Award of Performance Stock Units. If you fail to sign or accept this Agreement by [⚫], this Award shall be void and of   no further force or effect.

PARTICIPANT:	FGI Industries, Ltd.

By:
Title:

FGI Industries, Ltd.

2021 Equity Incentive Plan

Performance Stock Unit Award Agreement

Terms and Conditions

1.Grant of Performance Stock Units. The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions in this Agreement and the Plan, of the number of Performance Stock Units specified on the cover page of this Agreement (the “Units”). Each Unit represents the right to receive one Share of the Company’s ordinary shares. Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Units granted to you will be credited to an account in your name maintained by the Company. This account shall be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of the Company.
2.Restrictions Applicable to Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan. Following any such transfer, this Award shall continue to be subject to the same terms and conditions that were applicable to this Award immediately prior to its transfer. Any attempted transfer in violation of this Section 2 shall be void and without effect. The Units and your right to receive Shares in settlement of the Units under this Agreement shall be subject to forfeiture as provided in Section 5 until satisfaction of the vesting conditions set forth in Section 4.
3.No Shareholder Rights. The Units subject to this Award do not entitle you to any rights of a holder of the Company’s ordinary shares. You will not have any of the rights of a shareholder of the Company (including, without limitation, any rights to dividends or dividend equivalents) in connection with the grant or holding of Units subject to this Agreement unless and until Shares are issued to you upon settlement of the Units as provided in Section 6.
4.Vesting of Units. For purposes of this Agreement, “Vesting Date” means any date, including the Scheduled Vesting Date, on which Units subject to this Agreement vest as provided in this Section 4.
(a)Scheduled Vesting. The number of Units that have been earned during the Performance Period, as determined by the Committee in accordance with Exhibit A, will vest on the Scheduled Vesting Date and become “Vested Units” subject to the Participant’s continuous provision of Service through the Vesting Date. For these purposes, the “Scheduled Vesting Date” means the date on which the Committee certifies the degree to which the applicable performance metric for the Performance Period have been satisfied and the number of Units that have been earned as determined in accordance with Exhibit A, which certification shall occur no later than [⚫]. Any Units that do not become Vested Units on the Scheduled Vesting Date shall be immediately forfeited, and the Participant shall not be entitled to any payment therefor.
(b)Accelerated or Continued Vesting. The vesting of your outstanding Units will be accelerated in full upon a Change in Control in which you cease to be a Service Provider within twenty-four months after the Change in Control due to involuntary termination of Service for reasons other than Cause with vesting in full determined as if the performance metric is satisfied at the target level of performance  and the vested portion of the Award at that level of performance is proportionate to the portion of the Performance Period that has elapsed as of the termination of Service. In addition, the vesting of your outstanding Units will be accelerated in full immediately prior to the effective time of a Corporate Transaction that constitutes a Change in Control, if this Award is not continued, assumed or replaced in connection with such Change in Control, as if the performance metric is satisfied at the target level of performance  and the vested portion of the Award at that level of performance is proportionate to the portion of the Performance Period that has elapsed as of the effective time of the Corporate Transaction. For purposes of this Section 4(b)(3), this Award will be considered assumed or replaced under the circumstances specified in Section 12(b)(1) of the Plan.

5.Effect of Termination of Service. Except as otherwise provided in accordance with Section 4(b) above, if you cease to be a Service Provider, you will forfeit all unvested Units.
6.Settlement of Units. After any Units vest pursuant to Section 4, the Company shall, as soon as practicable (but no later than the 15th day of the third calendar month following the Vesting Date), cause to be issued and delivered to you (or to your personal representative or your designated beneficiary or estate in the event of your death, as applicable) one Share in payment and settlement of each vested Unit. Delivery of the Shares shall be effected by the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the Shares to a brokerage account you designate, and shall be subject to the tax withholding provisions of Section 8 and compliance with all applicable legal requirements as provided in Section 17(c) of the Plan, and shall be in complete satisfaction and settlement of such vested Units. The Company will pay any original issue or transfer taxes with respect to the issue and transfer of Shares to you pursuant to this Agreement, and all fees and expenses incurred by it in connection therewith. If the Units that vest include a fractional Unit, the Company shall round the number of vested Units to the nearest whole Unit prior to issuance of Shares as provided herein.
7.Tax Consequences and Withholding. In the event that the Company is required to withhold for federal, state or local taxes in connection with the settlement of the Units, no Shares will be delivered to you in settlement of vested Units unless you have made arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the delivery of the Shares. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 14 of the Plan. Unless otherwise determined by the Committee, you may elect to satisfy such withholding tax obligations by having the Company withhold a number of Shares that would otherwise be issued to you in settlement of the Units and that have a fair market value equal to the amount of such withholding tax obligations by notifying the Company of such election prior to the Vesting Date.
8.Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered (including electronically) to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company, to the attention of its Chief Financial Officer, at the Company’s headquarters, and all notices or communications by the Company to you may be given to you personally or may be mailed or, if you are still a Service Provider, emailed to you at the address indicated in the Company's records as your most recent mailing or email address.
9.Additional Provisions.
(a)Governing Plan Document. This Agreement and the Award are subject to all the provisions of the

Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

(b)Governing Law. This Agreement, the parties’ performance hereunder, and the relationship between them shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.
(c)Severability. The provisions of this Agreement shall be severable and if any provision of this Agreement is found by any court to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. You also agree that any trier of fact may modify any invalid, overbroad or unenforceable provision of this Agreement so that such provision, as modified, is valid and enforceable under applicable law.
(d)Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.
(e)Electronic Delivery and Acceptance. The Company may deliver any documents related to this Performance Stock Unit Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.

EXHIBIT A

Performance Metric

Calculation of Units at end of Performance Period:

Pursuant to this award, you will be entitled to receive between [⚫]% and [⚫]% of the Target Units based on the terms and conditions of the Award Agreement and the extent to which the Performance Metric described below have been achieved for the Performance Period as follows:

[Insert Performance Criteria]

When performance is between inflection points, linear interpolation will be used to determine the number of Units. In calculating the number of Vested Units, the number of Vested Units shall be rounded down to the nearest whole Unit. No Units will vest, and all Units granted under this Award will be forfeited, if the Threshold performance metric is not met. The maximum number of Units which may be vested under this Award is 150% of the Target Number of Units set forth in this Award.

Definitions:

“After-Tax ROIC” means NOPAT divided by Average Invested Capital.

“NOPAT” means Adjusted Operating Income, plus operating lease expenses, less taxes.

“Invested Capital” means (i) the current portion of long-term debt; plus (ii) the non-current position of long-term debt; plus (iii) the value of the Company’s equity as reported in its consolidated financial statements for such period determined in accordance with GAAP; plus (iv) operating lease liabilities; plus (v) accumulated asset impairments; minus (vi) the Company’s cash and cash equivalent assets as reported in its consolidated financial statements for such period determined in accordance with GAAP.

“Average Invested Capital” means the average for two prior fiscal years of the Company’s Invested Capital.

“Adjusted Operating Income” means GAAP income from operations adjusted for the impact of certain non-recurring income and expenses such as expenses related to COVID-19 protocols and 2019 one-time antidumping/countervailing duty legal fees.